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                                                                    Exhibit 10.3



                                 MARTIN E. ZIMMERMAN
                                 EMPLOYMENT AGREEMENT
                                 --------------------


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of __________, 1997, by and between LINC Capital, Inc., a Delaware corporation (the "Employer"), and Martin E. Zimmerman (the "Executive"),

                                 WITNESSETH:  THAT
                                 -----------------

     WHEREAS, the Employer desires to employ the Executive as an officer of the Employer for a specified term,

     WHEREAS, the Executive is willing to accept such employment upon the terms and conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1. Position and Duties. The Employer hereby employs the Executive as the President and Chief Executive Officer of the Employer. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and energy, skills and attention to the business and affairs of the Employer. The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer (the "Board"). The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties. The Executive shall not, without the prior written consent of the Employer, engage in any other business activities, except that (i) subject to Section 5 below, the Executive may spend a reasonable amount of time attending to charitable activities, trade association activities and personal investments that do not require active involvement in the operation or management of any business or venture, and (ii) the Executive shall be allowed
(x) to continue his ownership of an equity interest in, and continue to hold the positions of Chairman, officer and director of, LINC Finance Corporation ("LINC Finance") and its subsidiaries and (y) to devote reasonable time to such activities with LINC Finance so long as such activities do not interfere in a material manner with the performance of Executive's duties hereunder.

2. Compensation. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

    2.1. Base Compensation. The Employer shall pay to the Executive an aggregate annual minimum base salary at the rate of Two Hundred Seventy Five Thousand Dollars ($275,000)
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payable in installments in accordance with the regular payroll schedule of the
Employer. Such base salary shall be subject to review annually commencing in 1998 and shall be maintained or increased (but not decreased) during the term hereof in accordance with the Employer's established management compensation policies and plans.

     2.2. Performance Bonus. The Employer shall pay to the Executive an annual cash bonus, payable within sixty (60) days after the end of the fiscal year of the Employer, which shall be based upon performance criteria determined by the Board after consultation with the Executive.

     2.3. Automobile Allowance. The Employer shall pay to the Executive an automobile allowance equal to one thousand dollars ($1,000) per month. Such allowance shall be subject to review annually commencing in 1998 and shall be maintained or increased (but not decreased) during the term hereof in accordance with the Employer's established management policies and plans, or Board decision. In addition to the automobile allowance described above, the Employer shall also include the Executive under its general corporate automobile insurance program and pay all expenses thereof.

     2.4. Club Membership. The Employer shall reimburse the Executive for membership dues at the local country club of his choice and at his customary luncheon clubs.

     2.5. Certain Life Insurance Policy. The Employer shall pay the premiums on, or reimburse Executive for the premiums on, a certain life insurance policy No. 920150731 PR issued by the Metropolitan Life Insurance Company on the life of Executive in the amount of $2,019,006.

     2.6. Vacations; Sick and Personal Leave. The Executive shall be entitled to 1.667 days per month (or 20 days per year) for paid vacation, paid sick leave and paid personal days, all in accordance with the policies of the Employer, which paid vacation and personal days shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall not be entitled to accrue more than 25 such paid vacation, paid sick leave and paid personal days in aggregate at any one time.

     2.7. Reimbursement of Expenses. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer's established policies in that regard.

     2.8. Other Benefits. The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer, including, but not limited to, pension, profit-sharing, supplemental retirement, incentive compensation, bonus, disability income, split-dollar life insurance, group life, medical, dental and hospitalization insurance, and similar or comparable plans, and also to perquisites extended to similarly situated senior executives, provided, however, that such plans, benefits and perquisites shall be no less favorable to Executive than those made available to all other employees of the Employer generally. Without

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limiting the generality of the foregoing, the Executive shall be entitled to participate, on terms and conditions to be determined by the Board in its reasonable discretion, in the LINC Capital, Inc. Executive Incentive Compensation Plan (the "Incentive Plan") and the LINC Capital, Inc. 1997 Stock Incentive Plan.

     2.9. Withholding. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

3. Confidentiality and Loyalty. The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Employer's business which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer. Notwithstanding and in addition to the foregoing, (i) the Executive will not be in breach of this Section 3 as a result of the use of any Confidential Information regarding the Employer if such Confidential Information also relates to and constitutes confidential information of LINC Finance and is used solely in connection with the operations of LINC Finance, as such operations are described on Exhibit A hereto, and such use does not adversely affect the Employer, and (ii) the Executive will not be in breach of this Section 3 as a result of the use of, and the Confidential Information shall not include, any information that is generally available to persons in, and regarding and/or pertaining to, the asset based financing and leasing industry.

4.   Term and Termination.
     --------------------

     4.1. Basic Term. The Executive's employment hereunder shall be for a term of three (3) years commencing as of the date hereof (the "Effective Date"), and shall automatically extend for one (1) additional month on the first day of each month following the Effective Date, unless otherwise terminated pursuant to any of Sections 4.2 through 4.7 below.

     4.2. Premature Termination.

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     (a)  The Employer may terminate this Agreement without Cause (as defined in
Section 4.4 below) by delivering written notice to the Executive at least ninety
(90) days prior to the effective date of such termination. In the event of such termination, then notwithstanding any mitigation of damages by the Executive, the Employer shall pay to the Executive the sum of (i) all salary, expenses and other amounts accrued and payable to the Executive through the effective date of such termination, plus (ii) an amount equal to three (3) times the sum of (x) an amount equal to the Executive's then-current annual base salary, plus (y) the sum of the amounts of the most recent annual bonus (pursuant to Section 2.2 above) and incentive payments (under the Incentive Plan) paid by the Employer to the Executive, and plus (z) the amount of the most recent annual contributions made or credited by the Employer under all employee retirement plans for the benefit of the Executive. In addition, for a period of three (3) years following the effective date of such termination, the Employer shall continue to provide coverage for the Executive under the health, long term disability and life insurance programs maintained by the Employer; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. Upon such termination, the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 4 and in Sections 3 and 5 hereof.

     (b) The Executive may terminate this Agreement for any reason whatsoever by delivering written notice to the Employer at least ninety (90) days prior to the effective date of such termination. In the event of such termination, then the Employer shall pay to the Executive the sum of (i) the pro rata portion (to the extent not previously paid) of the Executive's then-current annual base salary, expenses and other benefits that have accrued to the Executive as of the date of such termination, based on the number of days in the fiscal year prior to such termination as compared to the total number of days in such fiscal year, plus (ii) a pro rata portion of the sum of the most recent annual bonus (pursuant to Section 2.2 above) and incentive payments (under the Incentive
Plan) paid by the Employer to the Executive, based on the number of days in the fiscal year prior to such termination as compared to the total number of days in such fiscal year, plus (iii) all expenses payable to the Executive pursuant to
Section 2.7 through the date of termination, and plus (iv) a pro rata portion (to the extent not previously paid) of the most recent annual contributions made or credited by the Employer under all employee retirement plans for the benefit of the Executive, based on the number of days in the fiscal year prior to such termination as compared to the total number of days in such fiscal year.

     (c)  The Employer shall pay to the Executive the amounts set forth in
Section 4.2(a) or (b) in a lump sum within thirty (30) days after the effective date of any such termination and such payment shall not be reduced in the event the Executive obtains other employment following such termination.

     4.3. Constructive Discharge. If at any time during the term of this Agreement, except in connection with a termination pursuant to Sections 4.4, 4.5, 4.6 or 4.7, the Executive is Constructively Discharged (as hereinafter defined) then the Executive shall have the right, by written notice to the Employer within ninety (90) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in this Section 4 and in

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Sections 3 and 5 hereof. In the event of any such termination of employment, the
Employer shall pay to the Executive in a lump sum payment within thirty (30) days after the effective date of such termination an amount equal to that amount that would otherwise be payable by the Employer to the Executive as if the Employer had terminated this Agreement without cause pursuant to Section 4.2(a) above.

For purposes of this Agreement, the Executive shall be "Constructively Discharged" upon the occurrence of any one of the following events:

     (a) The assignment to the Executive without the Executive's written consent of any duties inconsistent with the Executive's position, duties, responsibilities and status with the Employer immediately prior thereto, or a change without the Executive's written consent in the Executive's reporting responsibilities, titles or offices representing, in the Executive's reasonable opinion, a reduction in position, status or responsibilities, or any removal of the Executive from, or any failure to re-elect the Executive to, the positions with the Employer set forth in Section 1 hereof, other than as a result of the Executive's election or appointment to positions of equal or superior scope and responsibility; or

     (b) The failure of the Employer to vest the Executive with the powers, authority and support services of any of said offices; or

     (c) The taking of any action by the Employer that would directly adversely affect the amount or payment (including the time of payment) of the Executive's compensation or benefits provided in this Agreement or his participation in, or a material reduction of, the Executive's current, future, actual or projected benefits under, any compensation or benefit plans, programs or arrangements or that would deprive the Executive of any material fringe benefit enjoyed by the Executive, in each case immediately prior to such action. Notwithstanding the foregoing, except as specifically set forth herein, the decisions of the Board and the senior management of the Employer concerning the operations and financing of the Employer shall not be the basis for a constructive discharge under this Section 4.3(c); or

     (d) A change in the primary employment location of the Executive to a place that is more than twenty-five (25) miles from the primary employment location as of the Effective Date of this Agreement without the Executive's written consent; or

     (e) The Employer otherwise commits a material breach of its obligations under this Agreement.

     4.4. Termination for Cause. This Agreement may be terminated by the Employer for Cause (as hereinafter defined); provided that the Executive shall be entitled to at least thirty (30) days' prior written notice of the Employer's intention to terminate his employment for Cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such Cause. For the purposes of this Agreement, "Cause" shall mean: (i) a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer; (ii) the Executive being found

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guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or which disqualifies the Executive from serving as an officer or director of the Employer; or (iii) the willful failure of the Executive to perform his duties hereunder in any material respect. Upon any such termination for Cause, the Employer shall pay to the Executive the sum of (x) the pro rata portion (to the extent not previously paid) of the Executive's then-current annual base salary, expenses and other benefits that have accrued to the Executive as of the effective date of such termination, based on the number of days in the fiscal year prior to such effective date as compared to the total number of days in such fiscal year, plus
(y) all expenses payable to the Executive pursuant to Section 2.7 through the effective date of termination. The Employer shall pay to the Executive the amounts set forth in this Section 4.4 in a lump sum within thirty (30) days after the effective date of any such termination and such payment shall not be reduced in the event the Executive obtains other employment following such termination.

     4.5. Termination upon Death. Upon the death of the Executive, the Employer shall pay to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive, an amount equal to the sum of (i) all salary, expenses and other amounts accrued and payable to the Executive through the date of Executive's death; plus (ii) an amount equal to the Executive's then-current annual base salary; and plus (iii) the sum of the amounts of the most recent annual bonus (pursuant to Section 2.2 above) and incentive payments (under the Incentive Plan) paid by the Employer to the Executive. Such payments shall be in addition to any other death benefits of the Employer for the benefit of the Executive and in full settlement and satisfaction of all payments provided for in this Agreement. The Employer shall pay the amounts set forth in this Section 4.5 in a lump sum within thirty (30) days after the Executive's death.

     4.6. Termination upon Disability. The Employer may terminate this Agreement by notice to the Executive in the event that the Executive is unable fully to perform his duties and responsibilities hereunder by reason of illness, injury or incapacity for a period of six months within any twelve-month period (a "Disability"). Upon termination of this Agreement pursuant to this Section 4.6, the Employer shall pay to the Executive the sum of (i) all salary, expenses and other amounts accrued and payable to the Executive through the effective date of such termination, plus (ii) an amount equal to the Executive's then-current annual base salary, plus (iii) the sum of the amounts of the most recent annual bonus (pursuant to Section 2.2 above) and incentive payments (under the Incentive Plan) paid by the Employer to the Executive, and plus (iv) the amount of the most recent annual contributions made or credited by the Employer under all employee retirement plans for the benefit of the Executive. In addition, in the event of such termination, for a period of one (1) year thereafter, the Employer shall continue to provide coverage for the Executive under the health, long term disability and life insurance programs maintained by the Employer; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive's Disability during which the Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive's Disability, the Executive shall be entitled to return to his positions with

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the Employer as set forth in this Agreement in which event no Disability of the
Executive will be deemed to have occurred. The Employer shall pay to the Executive the amounts set forth in this Section 4.6 in a lump sum within thirty
(30) days after the effective date of any such termination.

     4.7.  Termination upon Change of Control.

     (a) In the event of a Change in Control (as defined below) of the Employer and the termination of the Executive's employment under either (i) or (ii) below, the Employer shall pay to the Executive an amount equal to (1) all salary, expenses and other amounts accrued and payable to the Executive through the effective date of such termination, plus (2) an amount equal to three (3) times the sum of (x) an amount equal to the Executive's then-current annual base salary, plus (y) the sum of the amounts of the most recent annual bonus (pursuant to Section 2.2 above) and incentive payments (under the Incentive
Plan) paid by the Employer to the Executive, and plus (z) the amount of the most recent annual contributions made or credited by the Employer under all employee retirement plans for the benefit of the Executive. In addition, for a period of three (3) years following such termination, the Employer shall also continue to provide coverage for the Executive under the health, long term disability and life insurance programs maintained by Employer. The Employer shall pay to the Executive the amounts set forth in this Section 4.7 in a lump sum within thirty
(30) days after the later to occur of (I) the effective date of any such termination or (II) the announcement of such Change in Control, and such payment shall not be reduced in the event the Executive obtains other employment following such termination. The following shall constitute termination under this paragraph.

          (i) The Executive terminates his employment under this Agreement by a written notice to that effect delivered to the Board within one (1) year after the Change in Control.

          (ii) This Agreement is terminated by the Employer or its successor for any reason whatsoever within the six (6) months preceding or within one (1) year after the Change in Control.

     (b) If it is determined, in the opinion of the certified public accountants then regularly retained by the Employer in consultation with legal counsel acceptable to the Executive, that any amount payable to the Executive by the Employer under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), the Employer shall pay to the Executive the amount of such Excise Tax and all federal, state and local income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such additional amount. If at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, the Employer shall pay to the Executive the amount of such Excise Tax plus any interest, penalties and professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal, state and

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local income and other taxes with respect thereto.  The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any supplemental compensation paid under this Section shall be made by the independent public accountants then regularly retained by the Employer in consultation with legal counsel acceptable to Executive. The Employer shall pay all accountant and legal counsel fees and expenses.

     (c) For purposes of this paragraph, the term "Change in Control" shall mean the following:

          (i)    Any person or entity, including a "group" as contemplated by
     Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, the power to vote) after the date hereof of fifty percent (50%) or more of the then outstanding voting securities of the Employer; or

          (ii) The individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders of the Employer, of any new director was approved by a vote of at least three-quarters of the members of the Board still in office, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

          (iii) The consummation of: (1) any merger, consolidation or other reorganization in which the Employer would not be the surviving entity (or would survive only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Employer); or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Employer; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

5.  Non-Competition Covenant.

     5.1. Restrictive Covenant. The Employer and the Executive have jointly reviewed the operations of the Employer and have agreed that as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 2, the Executive shall not, except with the express prior written consent of the Employer, during the period (the "Restrictive Period") (i) of his employment hereunder and (ii) except in the event of a termination of Executive's employment hereunder pursuant to the provisions of
Section 4.7, for an additional period of one (1) year after the termination of the Executive's employment with the Employer, directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or

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by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates a business competitive with that of the Employer (the "Restrictive Covenant"). Notwithstanding the foregoing, the Executive will not be deemed to have breached the Restrictive Covenant solely by virtue of owning an equity interest in or having participated in the operations of LINC Finance, as such operations are described on Exhibit A hereto. If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section 5.1 computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive. In the event that a successor assumes and agrees to perform this Agreement, this Restrictive Covenant shall continue to apply only to the operations of the Employer as it existed immediately before such assumption and shall not apply to any of the successor's other operations. The foregoing Restrictive Covenant shall not prohibit the Executive from owning directly or indirectly not more than a five percent (5%) equity interest in any corporation or other entity.

     5.2. Remedies for Breach of Restrictive Covenant. The Executive acknowledges that the restrictions contained in Sections 3 and 5.1 of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be. No bond shall be required for such equitable relief. The Employer and Executive agree that, if either the length of time, the geographical area, scope or the other parameters of the Restrictive Covenant set forth above are deemed to be too restrictive to Employee in any judicial proceeding, the court having jurisdiction of such matter may reduce such restrictions to ones which it deems reasonable under the circumstances, and the Restrictive Covenant, with the foregoing restrictions reduced in accordance with such determination by the court, shall remain in full force and effect.

6.  Indemnification.

     6.1. Liability Insurance. The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy at its expense, such

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coverage to be provided so long as the annual premium for such policy does not exceed two hundred percent (200%) of the annual premium for such a policy as of the Effective Date.

     6.2.  Indemnity.  In addition to the insurance coverage provided for in
Section 6.1, the Employer shall hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

     6.3. Expenses. In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this
Section 6, the Employer shall, to the fullest extent permitted under applicable law, advance all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (collectively "Expenses") incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Executive (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Employer for such Expenses and (ii) to assign to the Employer all rights of the Executive to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Executive.

7.  General Provisions.

     7.1. Intercorporate Transfers. If the Executive shall be voluntarily transferred to an affiliate of the Employer, such transfer shall not be deemed to terminate or modify this Agreement and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer. For purposes hereof, an affiliate of the Employer shall mean any corporation directly or indirectly controlling, controlled by, or under common control with the Employer.

     7.2. Interest in Assets. Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder.

     7.3. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Employer and his and its respective personal representatives, successors and assigns, and, except as otherwise provided in Section 5.1, any successor or assign of the Employer shall be deemed the "Employer" hereunder. The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an

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

agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

     7.4. Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

     7.5. Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

     7.6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty (20) miles from the location of the Employer, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     7.7. Legal Fees. All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

     7.8. Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

     7.9. Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention: Chairman; or, if to the Executive, to the address set forth below the Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

     7.10. Miscellaneous. Time is of the essence of this Agreement and all of the obligations of each party hereto. Wherever from the context that it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in

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

either the masculine, feminine or the neuter gender shall include the masculine, feminine and the neuter genders. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.
This Agreement shall be effective when signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



LINC Capital, Inc.                     Martin E. Zimmerman


By:_______________________________     _______________________________
Title:____________________________     _______________________________
                                                  (Address)


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

                                   Exhibit A
                                   ---------


           Description of the Operations of LINC Finance Corporation
           ---------------------------------------------------------

 . The direct or indirect management, operation and control of LINC Finance
  Corporation and of those assets and liabilities of the Affiliate Group (as defined in footnote 1 of the financial statements for the Employer as at June 30, 1997).


 . Engaging, directly or indirectly, in the business of investing in, or otherwise acquiring subordinated and other debt instruments in, and equity instruments of all types in, any public or private company, provided that (other than in LINC Finance Corporation), the Executive may not acquire more than five percent (5%) of the equity interests in any corporation or other entity which is competitive with the Employer (as provided in Section 5.1 above).

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